Exhibit 23.1.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2017, with respect to the balance sheets of ATEL 17, LLC as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2016, and the statements of changes in members’ capital, and cash flows for the period from April 16, 2015 (date of inception) through December 31, 2015, included in the Post-Effective Amendment No. 2 to the Registration Statement (No. 333-203841) on Form S-1 and Prospectus of ATEL 17, LLC for the registration of 15,000,000 limited liability company units.

San Francisco, California

April 25, 2017